Exhibit 21


                            FIVE STAR PRODUCTS, INC.

                                  SUBSIDIARIES



                                                      Jurisdiction
                                                          Of
                                                      Incorporation

Five Star Group, Inc.                                    Delaware

NPD Trading, Inc.                                        Delaware